Exhibit 1
EXECUTION COPY

INVESTMENT AGREEMENT

Between
The Bank of Nova Scotia
and
First BanCorp
Dated as of February 15, 2007

i

ii

iii

          INVESTMENT AGREEMENT, dated as of February 15, 2007 (this “Agreement”), between The Bank of Nova Scotia, a chartered bank under the Bank Act (Canada) (the “Investor”), and First BanCorp, a Puerto Rico-chartered financial holding company (the “Company”).
          WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, pursuant to the terms and conditions set forth in this Agreement, that number of shares (the “Shares”) of the common stock, par value $1.00 per share (“Common Stock”), of the Company such that immediately after giving effect to the issuance as contemplated by this Agreement the Investor will own 10% of the outstanding Common Stock; and
          WHEREAS, concurrently with the closing of the sale and purchase of the Shares contemplated by this Agreement, the Company will enter into a stockholder agreement with the Investor, substantially in the form attached hereto as Exhibit A (the “Stockholder Agreement”).
          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Investor hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation.
          “Adverse Reputational Effect” means any circumstance, change in or effect on the Company, any Subsidiary or any of their businesses that, individually or in the aggregate with all other circumstances, changes in or effects on the Company, any Subsidiary or any of their businesses, is or is reasonably likely to be materially adverse to the relationship or standing of the Company, any Subsidiary, the Investor or any of its Affiliates with any Governmental Authority, other than those matters set forth under the caption “Exceptions to Adverse Reputational Effect” in Section 1.01 of the Disclosure Schedule.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Agency” means FirstBank Insurance Agency, Inc., a Puerto Rico-chartered insurance agency.
          “Agreement” or “this Agreement” means this Investment Agreement between the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.07.

          “Bank” means FirstBank Puerto Rico, a Puerto Rico-chartered commercial bank.
          “Bank Act” means the Puerto Rico Bank Act, as amended.
          “BHC Act” means the U.S. Bank Holding Company Act of 1956.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in any of The City of New York, NY, San Juan, Puerto Rico or Toronto, Canada.
          “CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.
          “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
          “Code” means, collectively, the U.S. Code and the P.R. Code.
          “Company Representative” means (a) any of the following employees of the Company: the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the Chief Lending Officer, the Chief Risk Officer, the Treasurer or the General Counsel; or (b) Luis Cabrera.
          “control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to the Investor in connection with this Agreement.
          “Encumbrance” means any Lien, violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
          “Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.
          “Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.
          “Environmental Laws” means all Laws, now or hereafter in effect and as amended, relating to the Environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.
          “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.
          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
          “FDIA” means the U.S. Federal Deposit Insurance Act, as amended.
          “FDIC” means the Federal Deposit Insurance Corporation of the United States.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
          “FSB” means FirstBank Florida, a Federal savings bank organized under the Laws of the United States.
          “GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.
          “Governmental Authority” means any federal, national, supranational, state, provincial, municipal, local, territorial or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.

          “HOLA” means the U.S. Home Owners’ Loan Act of 1933.
          “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Indemnified Litigation” means In re First BanCorp Securities Litigation — Civ. No. 05-2148 (GAG) in the United States District Court for the District of Puerto Rico, In re First BanCorp Derivative Litigation — Civ. No. 06-1064 (GAG) in the United States District Court for the District of Puerto Rico, the Action pending before the SEC with respect to the restatement of the Company’s 2002, 2003 and 2004 financial statements and all other Claims to the extent now or hereafter arising out of or relating to all or a portion of the facts underlying the foregoing Actions.
          “Indemnified Party” means an Investor Indemnified Party or a Company Indemnified Party, as the case may be.
          “Indemnifying Party” means the Company pursuant to Section 7.02 or the Investor pursuant to Section 7.03, as the case may be.
          “Intellectual Property” means (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (c) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know-how and invention rights.
          “IRS” means the Internal Revenue Service of the United States.

          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment.
          “Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Claim or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens).
          “Material Adverse Effect” means any circumstance, change in or effect on the Company or the Subsidiaries that, individually or in the aggregate with all other circumstances, changes in or effects on the Company or any Subsidiary, is or is reasonably likely to be materially adverse to the business, assets, results of operations or the condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur: (i) events, circumstances, changes or effects that generally affect the banking industry in Puerto Rico (including legal and regulatory changes), except to the extent that the Company or any Subsidiary is disproportionately affected thereby, (ii) general economic conditions or events, circumstances, changes or effects affecting the economy of Puerto Rico generally, or the securities markets generally, except to the extent that the Company or any Subsidiary is disproportionately affected thereby, or (iii) changes arising from the announcement of the execution of this Agreement.
          “Material Contract” means a contract or other binding arrangement with respect to which the Company or any Subsidiary is bound and (a) the cancellation of which would likely have a material adverse effect on, or that otherwise is material to, the Company and the Subsidiaries taken as a whole (including each contract that is required by Item 6.01(10) of SEC Regulation S-K to be an Exhibit to a Report of the Company on Form 10-K); (b) under which any past or present officer, director, employee or consultant of the Company or any Subsidiary is provided payment of more than $500,000 in any twelve month period (in any circumstance); (c) which provides for the grant of options to any past or present officer, director, employee or any consultant of the Company or any Subsidiary, other than agreements relating to options granted under a Stock Option Plan; (d) has been entered into by the Company or any Subsidiary in its ordinary course of business (but excluding any written contract providing for the advancement of credit, whether by way of loan, guarantee or otherwise) and is likely to involve consideration or Liability of more than $2,000,000 in the aggregate; (e) has been entered into by the Company or any Subsidiary other than in the ordinary course of business and is likely to involve consideration or Liability of more than $500,000 in the aggregate; or (f) that provides or purports to provide for exclusivity to any Person, limits the payment of dividends (in any circumstance), imposes financial covenants or limits the conduct of business, in each case on or over the Company, any Significant Subsidiary or the Investor.
          “OIC” means the Office of the Insurance Commissioner of Puerto Rico.
          “OCFI” means the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.
          “OSFI” means the Office of the Superintendent of Financial Institutions (Canada).
          “Owned Real Property” means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, which have been incurred in the ordinary course of business and for which adequate reserves are shown or reflected in the Management 2006 Financial Statements or that relate to periods ended after December 31, 2006; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $50,000 in the case of a single property or $500,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) liens or other security interests securing bona fide obligations incurred by the Company or the Subsidiaries, provided that such obligations are shown or reflected in the Management 2006 Financial Statements or incurred in the ordinary course of business consistent with past practice since December 31, 2006 and (e) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
          “P.R. Code” means the Puerto Rico Internal Revenue Code of 1964, as amended.

          “Purchase Price Bank Account” means a bank account in the United States to be designated by the Company in a written notice to the Investor at least five Business Days before the Closing.
          “Real Property” means the Leased Real Property and the Owned Real Property.
          “Regulatory Reports” means the annual or quarterly reports, and accompanying schedules, of the Company and any Subsidiary filed with the Federal Reserve Board, the OCFI, the FDIC, the Office of Thrift Supervision or the State of Florida since December 31, 2003.
          “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.
          “Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Significant Subsidiary” means (i) the Bank, the Agency or any other Subsidiary set forth in Section 3.02(a) of the Disclosure Schedule and (ii) any other Subsidiary that is a significant subsidiary of the Company under Rule 1-02(w) of SEC Regulation S-X.
          “Stock Option Plans” means the FirstBank 1987 Stock Option Plan and the FirstBank 1997 Stock Option Plan.
          “Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company, directly or indirectly, as a result of ownership of equity, membership or similar interests in such Person or any other related rights.
          “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes, filed or required to be filed with any government or taxing authority, including any schedule or attachment thereto or any amendment thereof.
          “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, intangible property, excise, sales, use, capital stock, accumulation of earnings, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges. It also includes any withholding taxes which the Corporation or any Affiliate of the Corporation is required by any governmental or taxing authority to withhold on behalf of any Person, and to remit to a government, municipal or taxing authority.
          “Treasury” means the Puerto Rico Treasury Department.
          “U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended.
          SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“2005 10K”	3.07
“Acquisition Notice”	5.07(b)
“Acquisition Transaction”	5.07(b)
“Aggregate Purchase Price”	2.02
“Closing”	2.03
“Common Stock”	Recitals
“Community Reinvestment Act”	3.26(a)
“Company”	Preamble
“Company Indemnified Party”	7.03
“Company Regulatory Agreement”	3.28
“Counteroffer Period”	5.07(c)
“Credit Agreement”	5.09
“Derivatives Contract”	3.25
“Doral”	5.09
“ERISA”	3.17(a)
“Financial Statements”	3.08(a)
“Governmental Approvals”	3.06
“internal controls”	3.07(c)
“Investor”	Preamble
“Investor Indemnified Party”	7.02
“Investor Offer”	5.07(c)
“Loss”	7.02
“Management 2006 Financial Statements”	3.08(a)
“Material Contracts”	3.14(a)
“Multiemployer Plan”	3.17(b)
“Multiple Employer Plan”	3.17(b)
“No Solicit Period”	5.07(a)
“Patriot Act”	3.26(b)
“Plans”	3.17(a)
“Preferred Stock”	3.03
“Purchase Price”	2.02
“Registered IP”	3.15

Definition	Location
“SEC Reports”	3.07(a)
“Securities Act”	3.07(a)
“Shares”	Recitals
“Stockholder Agreement”	Recitals
“Superior Proposal”	5.07(d)
“Termination Date”	5.05(b)
“Third Party Claim”	7.05(b)
“Third Party Offer”	5.07(c)
          SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
     (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
     (h) references to a Person are also to its successors and permitted assigns;
     (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
     (j) all references to the word “state” include the Commonwealth of Puerto Rico and all territories of the United States.

ARTICLE II
PURCHASE AND SALE
          SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to the Investor (or an Affiliate thereof designated by the Investor), and the Investor (or such Affiliate) shall purchase, accept and acquire from the Company, the Shares.
          SECTION 2.02. Purchase Price. The purchase price per share for the Shares shall be $10.25 (the “Purchase Price”). The “Aggregate Purchase Price” shall be equal to the product of (a) the number of Shares to be purchased pursuant to this Agreement and (b) the Purchase Price.
          SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing) or at such other place or at such other time or on such other date as the Company and the Investor may mutually agree upon in writing.
          SECTION 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Investor:
     (a) stock certificates evidencing the Shares registered in the name of the Investor or its designated Affiliate, which stock certificates may be legended as provided in the Stockholder Agreement;
     (b) the Company’s executed counterpart to the Stockholder Agreement;
     (c) a receipt for the Aggregate Purchase Price; and
     (d) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the Stockholder Agreement and the consummation of the transactions contemplated hereby and thereby.
          SECTION 2.05. Closing Deliveries by the Investor. At the Closing, the Investor shall deliver to the Company:
     (a) the Aggregate Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account; and
     (b) the Investor’s executed counterpart to the Stockholder Agreement.

          SECTION 2.06. Transfer Taxes. Any issuance or withholding taxes, fees or duties under applicable Law incurred in connection with the issuance of the Shares under this Agreement shall be borne and paid by the Company and it shall promptly reimburse the Investor for any such taxes, fees or duties which the Investor pays or is otherwise liable for.
          SECTION 2.07. Adjustments to Purchase Price. The Purchase Price shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
          As an inducement to the Investor to enter into this Agreement, the Company hereby represents and warrants to the Investor as follows:
          SECTION 3.01. Organization, Authority and Qualification of the Company. (a) The Company is a corporation duly organized and validly existing, and, if it had filed audited financial statements for 2004, 2005 and 2006, it would be in good standing under the Laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and the Stockholder Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except jurisdictions in which the failure to be licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the Company and the Subsidiaries taken as a whole. The execution and delivery of this Agreement and the Stockholder Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and upon its execution and delivery at the Closing, the Stockholder Agreement will have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Investor) this Agreement constitutes, and upon its execution the Stockholder Agreement will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) or any applicable conservatorship or receivership provisions of the FDIA (“FDIA Limitations”).
          (b) The Company has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of

Incorporation or Bylaws (or similar organizational documents). True and complete copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date hereof, have been delivered by the Company to the Investor.
          SECTION 3.02. Subsidiaries. (a) Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization and the percentage of each class or series of its equity securities owned by the Company or a Subsidiary.
          (b) The Bank is a commercial bank duly organized and validly existing under the Laws of Puerto Rico, and duly licensed by the OCFI. FSB is a federal savings bank duly organized and validly existing under the Laws of the United States and is a qualified thrift lender pursuant to Section 10(m) of the HOLA and a member in good standing of the Federal Home Loan Bank of New York. The deposits of the Bank and of FSB are insured by the FDIC to the fullest extent permitted in the FDIA, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Agency is a Puerto Rico-chartered insurance agency, duly organized and validly existing under the Laws of Puerto Rico. The Agency is qualified and licensed by the OIC as an insurance agent pursuant to Article 9.160 of the Puerto Rico Insurance Code.
          (c) Each other Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing and in good standing (except to the extent it is not in good standing because of the failure to file audited financial statements for one or more of 2004, 2005 and 2006) under the Laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable other than jurisdictions in which the failure of the Subsidiary to be licensed or qualified would not, individually or in aggregate, have a material adverse effect on such Subsidiary. Each other Subsidiary that is not a corporation: (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.
          SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the date hereof, (i) 83,254,056 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 22,004,000 shares of Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, of which 3,600,000 shares of Series A Preferred Stock are issued and outstanding, 3,000,000 shares of Series B Preferred Stock are issued and outstanding, 4,140,000 shares of Series C Preferred Stock are issued and outstanding, 3,680,000 shares of Series D Preferred Stock are issued and outstanding, 7,584,000 shares of Series E Preferred Stock are issued and outstanding, and (iii) 4,378,400 shares of Common Stock are reserved for issuance pursuant to employee stock options granted pursuant to the Stock Option Plans. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Except for the Stock Option Plans, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Company to issue or sell any shares of Common Stock, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock. The Shares, when issued, paid for and delivered in accordance with the terms of this Agreement, will be fully paid and nonassessable and the Investor will own the Shares free and clear of all Encumbrances. Other than the Stockholder Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
          (b) All the outstanding shares owned by the Company or any Subsidiary of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Significant Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Significant Subsidiary. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Significant Subsidiary.
          SECTION 3.04. Corporate Books and Records. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Board of Directors and all committees of the Board of Directors of the Company and the Subsidiaries, except that minutes for the meetings listed in Section 3.04 of the Disclosure Schedule have not yet been finalized and are not contained in the minute books. Complete and accurate copies of all such minute books have been made available by the Company to the Investor.
          SECTION 3.05. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, all filings and notifications described in Section 3.06 have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the Stockholder Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or ByLaws (or similar organizational documents) of the Company or any Subsidiary, or (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Company, any Subsidiary or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.
          SECTION 3.06. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Stockholder Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except for filings, applications, notices (by any of the Investor, the Company or any of the Subsidiaries) to, approvals of, or the termination or expiration of any waiting periods under or associated with, the Federal Reserve Board under the BHC Act, the FDIC, OCFI and any other applicable Governmental Authority (collectively, the “Governmental Approvals”). No Company Representative, after having made due inquiry, is aware or knows of any fact or circumstance that would reasonably be expected to result in the denial to the Company or a Subsidiary of any Governmental Approval or result in any such Governmental Approval containing any condition or requirement that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole or that, without any duty of inquiry in respect of the Investor or the Subsidiaries on the part of a Company Representative, could reasonably be expected to have a material adverse effect on the Investor and its subsidiaries.
          SECTION 3.07. SEC Filings and the Sarbanes-Oxley Act. (a) Except as set forth in Section 3.07(a) of the Disclosure Schedule, the Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2003, including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) and (iv) all other forms, reports and other registration statements required to be filed by the Company with the SEC (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above (other than those listed in Section 3.07(a) of the Disclosure Schedule) being, collectively, the “SEC Reports”). Except as described in the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2004 or its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 10-K”), the SEC Reports (i) were prepared in accordance with either the requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed (if an amendment, being the date the amendment was filed), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.
          (b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures as in effect at the date of this Agreement are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act, except to the extent of failures of the Company’s disclosure controls and procedures to be effective that are described in the SEC Reports.
          (c) The Company and the Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls as in effect at the date of this Agreement are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, except to the extent of material weaknesses described in the SEC Reports. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has disclosed in the SEC Reports any such disclosure made by management to the Company’s auditors and its audit committee and the Company has provided the Investor a written summary of the information regarding the matters set forth in clauses (i) and (ii) hereof, if any, that would have been disclosed in the Company’s Form 10-K for the fiscal year 2006 had such Form been filed prior to the date hereof.
          SECTION 3.08. Financial Information; Books and Records. (a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the 2005 10-K (collectively, the “Financial Statements”) and the unaudited consolidated balance sheet of the Company as of December 31, 2006, and the related consolidated statements of income, copies of which are attached hereto as Exhibit B (collectively, the “Management 2006 Financial Statements”), (i) was prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) presents fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby in accordance with GAAP, (iii) was prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, and (iv) includes all adjustments (consisting, except as otherwise described in the notes to the Financial Statements, only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.
          (b) The books of account and other financial records of the Company and the Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.
          SECTION 3.09. Absence of Undisclosed Liabilities. There are no Liabilities of the Company or any Subsidiary, other than Liabilities (a) reflected or reserved against in the Management 2006 Financial Statements, (b) arising under any contract which is being performed by the Company or any Subsidiary in accordance with its terms, or (c) incurred since December 31, 2006 in the ordinary course of business, consistent with past practice, of the Company and the Subsidiaries and which, with respect to this clause (c), do not and could not reasonably be expected to have a Material Adverse Effect. Reserves are reflected in the Management 2006 Financial Statements against all Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with GAAP.
          SECTION 3.10. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since December 31, 2006, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Material Adverse Effect.
          SECTION 3.11. Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company or any Subsidiary (or by or against any Affiliate thereof and relating to the Company or any Subsidiary) pending before any Governmental Authority (and no Company Representative, after having made due inquiry, is aware or knows of any facts or circumstances that could reasonably be expected to give rise to any such Action), other than Actions (a) commenced by customers of the Company arising in response to the enforcement of asserted rights by the Company or any Subsidiary and seeking only money damages of not greater than $1,000,000 and which, in the aggregate, do not exceed $50,000,000 (it being understood for the purposes of this clause (a) that any Actions arising from the same or any similar facts, circumstances, practices or omissions shall be treated as a single Action) and (b) arising in the ordinary course of business (other than Actions described in clause (a) above) seeking only money damages of not greater than $500,000 and which, in the aggregate, do not exceed $20,000,000 (it being understood for the purposes of this clause (b) that any Actions arising from the same or any similar facts, circumstances, practices or omissions shall be treated as a single Action). None of the matters set forth in Section 3.11 of the Disclosure Schedule has or could reasonably be expected to materially affect the Company or any Subsidiary or could affect the legality, validity or enforceability of this Agreement, the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.11 of the Disclosure Schedule, none of the Company, the Subsidiaries or any of their respective assets or properties is subject to any Governmental Order (and no Company Representative, after having made due inquiry, is aware or knows of any Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole or could affect the legality, validity or enforceability of this Agreement, the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby.
          SECTION 3.12. Compliance with Laws. (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, the Company and the Subsidiaries have each conducted and continue to conduct their respective businesses in all material respects in accordance with all Laws and Governmental Orders applicable to the Company or any

Subsidiary, and neither the Company nor any Subsidiary is in violation in a material respect of any such Law or Governmental Order.
          (b) Section 3.12(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Company or any Subsidiary, and no such Governmental Order could reasonably be expected to have in the future, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole or could affect the legality, validity or enforceability of this Agreement, the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby.
          SECTION 3.13. Environmental and Other Permits and Licenses; Related Matters. (a) Except as would not have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole:
     (i) The Company and each Subsidiary are in compliance with all applicable Environmental Laws and all Environmental Permits.
     (ii) There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.
     (iii) There are no Environmental Claims pending or threatened against the Company, any Subsidiary or the Real Property, and no Company Representative, after having made due inquiry, is aware or knows of any circumstances that can reasonably be expected to form the basis of any such Environmental Claim.
     (iv) Neither the Company nor any Subsidiary has any actual or alleged liability, whether fixed or contingent, under any Environmental Law.
          (b) Neither the execution of this Agreement or the Stockholder Agreement nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.
          SECTION 3.14. Material Contracts. (a) Each Material Contract is valid and binding on the parties thereto and is in full force and effect, (b) neither the Company nor any Subsidiary is (and no Company Representative, after having made due inquiry, is aware or knows of any other party that is) in breach in any material respect of, or default in a material respect under, any Material Contract, and (c) no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the transactions contemplated by this Agreement or the Stockholder Agreement.
          SECTION 3.15. Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole:

     (i) The Company and the Subsidiaries have used their reasonable best efforts to protect the proprietary nature of the trade secrets and confidential information that they own or use;
     (ii) The Company or the Subsidiaries own all right, title and interest in and to, or has the valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances and encumbrances arising pursuant to license agreements), the Intellectual Property necessary for or used in the conduct of their business;
     (iii) The conduct of the Company and the Subsidiaries, and the conduct of the business of the Company and the Subsidiaries as currently conducted, do not conflict with, infringe upon, misappropriate, violate or interfere with the Intellectual Property rights of any third party;
     (iv) No Company Representative, after having made due inquiry, is aware or knows that any third party is infringing upon any Intellectual Property owned by the Company or any Subsidiary; and
     (v) The Company and the Subsidiaries have taken commercially reasonable measures to maintain and protect all the (i) registered trade names, trademarks and service marks and applications therefor, (ii) registered copyrights and applications therefor, (iii) issued patents and patent applications, and (iv) domain names, in each case, that are owned by the Company or any Subsidiary and are material to the conduct of the business of the Company and the Subsidiaries taken together (collectively, the “Registered IP”).
          (b) The execution and delivery by the Company of this Agreement and the Stockholder Agreements do not, and the performance of its obligations hereunder and thereunder will not, adversely affect the validity of, or the Company’s or the Subsidiaries’ rights in, any Registered IP, or any other Intellectual Property (other than those which could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole).
          SECTION 3.16. Real Property; Assets. (a) Except as set forth in Section 3.16(a) of the Disclosure Schedule, there is no material violation of any Law (including any building, planning or zoning law) relating to any of the Real Property, either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict in a material way the ability to use the Real Property for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property that are reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole.
          (b) Except as would not have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole:

     (i) All improvements on the Real Property constructed by or on behalf of the Company or any Subsidiary were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property, and no Company Representative, after having made due inquiry, is aware or knows of any improvements on the Real Property constructed by or on behalf of any other Person that were not constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property.
     (ii) No improvements on the Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.
     (iii) All improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or Encumbrance benefiting such Real Property, and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.
     (iv) Each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except for Permitted Encumbrances, and such properties and assets are sufficient for the conduct of the business of the Company and the Subsidiaries as currently conducted.
          SECTION 3.17. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.17(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, including any non-qualified deferred compensation plan, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any of its Affiliates and any employee of the Company or of any Subsidiary, including any contracts, arrangements or understandings relating to the sale of the Company (collectively, the “Plans”). Except as set forth in Section 3.17(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (I) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide compensation or benefits to any individual, or (III) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.
          (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Plans provides for the payment of separation, severance, termination or similar benefits to any Person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the U.S. Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.
          (c) Compliance with Applicable Law. Each Plan is now and always has been operated in accordance with the requirements of all applicable Law, including ERISA and the Code, and all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in compliance in all material respects with the provisions of all applicable Law, including ERISA and the Code. The Company (and each Subsidiary) has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and no Company Representative, after having made due inquiry, is aware or knows of any default or violation by any party to, any Plan. No Action is pending, and no Company Representative, after having made due inquiry, is aware or knows of any threatened Action, with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action.
          (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the U.S. Code or Section 401(k) of the U.S. Code, and Section 1165 of the P.R. Code, has received favorable determination letters from the IRS and Treasury, as applicable, that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal and Puerto Rico income taxation under Section 501(a) of the U.S. Code and Section 1101 of the P.R. Code has received determination letters from the IRS and Treasury, as applicable, that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary that is intended to be qualified as a voluntary employees’ beneficiary association and that is intended to be exempt from federal income taxation under Section 501(c)(9) of the U.S. Code and Puerto Rico income taxation under Section 1101(12) of the P.R. Code has received favorable determination letters from the IRS and Treasury, as applicable, that it is so qualified and so exempt, and no fact or event has occurred since the date of such determinations by the IRS or Treasury, as applicable, to adversely affect such qualified or exempt status.
          (e) Absence of Certain Liabilities and Events. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the U.S. Code or Section 1409(c) of the P.R. Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the U.S. Code or Section 1404 of the P.R. Code or any liability under Section 502 of ERISA, and no Company Representative, after having made due inquiry, is aware or knows of any fact or event that exists that could give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no Company Representative, after having made due inquiry, is aware or knows of any fact or event that exists that could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the U.S. Code or Section 1165 of the P.R. Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the U.S. Code or Section 1165 of the P.R. Code; neither the Company nor any Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the U.S. Code or Section 1165 of the P.R. Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.
          (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made by the Company or any Subsidiary with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no Company Representative, after having made due inquiry, is aware or knows of any fact or event that exists that presents a reasonable likelihood of giving rise to any such challenge or disallowance. As of the Closing, no Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA).
          SECTION 3.18. Labor Matters. (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; and (b) the Company and each Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and, except as set forth in Section 3.19(a) of the Disclosure Schedule, the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary (other than minor inadvertent failures properly to withhold) and is not liable for any material arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
          SECTION 3.19. Taxes. (a) Except as set forth in Section 3.19(a) of the Disclosure Schedule: (i) all Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been timely filed and the Company and the Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company or any Subsidiary have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects and any restatements/adjustments of financial information of the Company and the Subsidiaries will have no material affect on the Tax liability of the Company and the Subsidiaries with respect to the 2005 taxable year and any prior taxable year; (iv) neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (v) the Company and the Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited in connection with any amounts owing to any employee, independent contractor, creditor, stockholder or other third party (other than minor inadvertent failures properly to withhold) and each Form W-2 (or other similar form) provided to any employee or officer of the Company and the Subsidiaries is true, correct and complete; (vi) the Company and the Subsidiaries have paid all Taxes imposed, including those imposed on Real Property; (vii) there are no Tax liens on any assets of the Company or any Subsidiary (other than Permitted Encumbrances) and no deficiency for any amount of Tax has been assessed against the Company or any Subsidiary that has not been satisfied by payment, settled or withdrawn; and (viii) the (A) reserves for Tax Liability on the most recently audited Financial Statements are adequate in accordance with GAAP and (B) such reserves as adjusted for the passage of time through the Closing are adequate in accordance with GAAP.
          (b) Except as set forth in Section 3.19(b) of the Disclosure Schedule: (i) No audits, other administrative proceedings or court proceedings are currently pending or have been threatened in writing with regard to any Taxes or Tax Return of the Company or any Subsidiary; and (ii) no claim has been made by a government or taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
          (c) (i) Except as set forth in Section 3.19(c) of the Disclosure Schedule or in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (A) adjustment by reason of a change in method of Tax accounting for a taxable period ending on or prior to the Closing, (B) agreement entered into with a government or taxing authority on or prior to the Closing, (C) transaction among members of an affiliated taxpayer group, (D) installment sale or open transaction disposition made on or prior to the Closing, or (E) prepaid amount received on or prior to the Closing; and (ii) neither the Company nor any Subsidiary has or will have any liability for the Taxes of any Person other than the Company and the Subsidiaries as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, as a transferee or successor, by contract, or otherwise.
          (d) (i) Section 3.19(d) of the Disclosure Schedule lists all material income and non-income Tax Returns filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 2002, indicates the most recent of each type of such Tax Returns for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed, and indicates all such Tax Returns that currently are the subject of audit; (ii) the Company has made available to the Investor correct and complete copies of all income and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2002; and (iii) the Company has delivered to the Investor a true and complete copy of any Tax sharing or allocation agreement or arrangement involving the Company or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement. No event has resulted or will result in the extension of the Codes’ statutes of limitation.
          (e) The Company has provided to the Investor copies of all private letter rulings, closing agreements and all other documents related to any private negotiation of the Company or an Affiliate, with the IRS or Treasury. All the facts represented to the IRS and Treasury in negotiating any of the foregoing were true and correct, and have not changed thereafter, in a manner that would affect the validity and effectiveness of the private letter ruling, closing agreement or results of the negotiation
          (f) The Company and the Subsidiaries have followed in all material respects the statutory guidance provided for the allocation of items of income, deductions, losses and credits provided by Section 482 of the U.S. Code and Section 1047 of the P.R Code, or similar legal provisions in any jurisdiction in which the Corporation or the Subsidiaries are or were conducting business
          (g) The Company has provided to the Investor all Tax documents related to Tax credits acquired by it or any Subsidiary from unrelated Persons pursuant to any Laws granting such credits and their transfer. Neither the Company nor any Subsidiary is subject to recapture of Tax by reason of its acquisition of such credits.
          (h) Neither the Company nor any Subsidiary has participated in any transaction identified by the IRS as a “listed transaction” or similarly identified by another government or taxing authority or other applicable Tax Law.
          SECTION 3.20. Insurance. All material assets, properties and risks of the Company and each Subsidiary are, and for the past five years have been, covered by valid and,

except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be.
          SECTION 3.21. Certain Business Practices. No Company Representative, after having made due inquiry, is aware or knows that the Company or any of the Subsidiaries or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the business of the Company or any of the Subsidiaries; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or Commonwealth of Puerto Rico or any other country, which is in any manner illegal under any Law of the United States or Commonwealth of Puerto Rico or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any Subsidiary or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the business of the Company or any of the Subsidiaries.
          SECTION 3.22. Regulatory Reports; Allowance for Losses. (a) The Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Governmental Authorities, throughout the periods covered by such statements, and fairly present, or will fairly present in all respects, the financial position, results of operations and changes in shareholders’ equity of the Company as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Governmental Authorities, applied on a consistent basis.
          (b) The allowance for loan losses reflected, and to be reflected, in the Regulatory Reports each has been, and will be, established in compliance with the requirements of all applicable regulatory criteria, and the allowance for loan losses shown, and to be shown, on the balance sheets contained in the Financial Statements have been, and will be, established in compliance with the applicable requirements of GAAP.
          SECTION 3.23. Related Party Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of the Company (except a Subsidiary) or any officer or director of the Company, and no Company Representative, after having made due inquiry, is aware or knows of any such transaction with any Affiliate or family member of any such officer or director. All transactions listed in Section 3.23 of the Disclosure Schedule (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unusual risks or unfavorable features. Except as set forth in Section 3.23 of the Disclosure Schedule, no loan or credit accommodation to any Affiliate of the Company (except a Subsidiary) or any officer or director of the Company is presently in default or, during the three-year period prior to the date of this Agreement, has been written off as uncollectible or otherwise, and no Company Representative, after having made due inquiry, is aware or knows of any loan or credit accommodation to any Affiliate or family member of any such officer or director that is presently in default or, during the three-year period prior to the date of this Agreement, has been written off as uncollectible or otherwise. Neither the Company nor the Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Bank is inappropriate.
          SECTION 3.24. Loans. Each loan reflected as an asset in the Financial Statements (a) was originated, underwritten, approved, documented and periodically approved in all material respects in accordance with prudent lending standards generally accepted in the banking business and no Company Representative, after having made due inquiry, is aware or knows that any such approval deviated in any material respect from the Company’s policies and procedures currently in effect, and (b) no Company Representative, after due inquiry and after the Company or the Subsidiary, as applicable, followed its normal verification procedures, is aware or knows that such loan is not the legal, valid and binding obligation of the obligor named therein, enforceable against that obligor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) or any FDIA Limitations. The extensions of credit made by the Bank do not exceed the individual borrower lending limits set in the Bank Act. Each extension of credit made by the Bank to an “insider” (as such term is defined in the Federal Reserve Board’s Regulation O) of the Bank or the Company complies with the Federal Reserve Board’s Regulation O, as made applicable to the Bank by 12 C.F.R. § 563.43 and with the Bank Act.
          SECTION 3.25. Risk Management Instruments. Neither the Company nor any of the Subsidiaries is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (a) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking principles and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of the Subsidiaries that are parties to them enforceable against the Company or the Subsidiaries in accordance with their terms (except as enforcement may be limited by the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity)), and are in full force and effect. Except as set forth in Section 3.25 of the Disclosure Schedules, the Company and the Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and no Company Representative, after having made due inquiry, is aware or knows of any breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Subsidiaries taken as a whole.
          SECTION 3.26. Community Reinvestment Act, Customer Information Security and Anti-Money Laundering. (a) Neither the Company nor any Subsidiary is, and no Company Representative, after having made due inquiry, is aware or knows of any facts or circumstances that exist which would cause the Company or any Subsidiary to be, (i) not in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (ii) not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364.
          (b) Except as set forth in Section 3.26(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is, and no Company Representative, after having made due inquiry, is aware or knows of any facts or circumstances that exist which would cause the Company or any Subsidiary to be, operating in violation in any respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation. The board of directors of the Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respects by any Governmental Authority and that meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder.
          SECTION 3.27. Credit Card Accounts. Except as set forth in Section 3.27 of the Disclosure Schedule, neither the Company nor any Subsidiary originates, maintains or administers credit card accounts.
          SECTION 3.28. Agreements with Governmental Authorities. Except as set forth in Section 3.28 of the Disclosure Schedule, neither the Company nor any Subsidiary is subject to any presently pending cease-and-desist or other order or enforcement action issued by or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2003, a recipient of any supervisory letter from, or since December 31, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each item in this sentence, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any Subsidiary been advised since December 31, 2003 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
          SECTION 3.29. Regulatory Capital. The Company and the Bank meet or exceed all applicable regulatory capital requirements, and the Bank is deemed “well capitalized” under such regulatory requirements.
          SECTION 3.30. Private Offering. None of the Company, any of the Subsidiaries, or anyone acting on their behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares, as contemplated hereby, to a requirement that it be registered under the Securities Act.
          SECTION 3.31. Vote Required. No vote of any holders of any class or series of capital stock of or other equity interests in the Company is necessary to approve the issuance of the Shares.
          SECTION 3.32. Takeover Statute. The execution, delivery and performance of this Agreement and the Stockholder Agreement will not cause the Investor to be subject to any applicable “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws.
          SECTION 3.33. Brokers. Except for UBS Investment Bank, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Stockholder Agreement based upon arrangements made by or on behalf of the Company. The Company is solely responsible for the fees and expenses of UBS Investment Bank.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE INVESTOR
          As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company as follows:
          SECTION 4.01. Organization and Authority of the Investor. The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Stockholder Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Investor of this Agreement and the Stockholder Agreement, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Investor. This Agreement has been, and upon its execution and delivery at the Closing the Stockholder Agreement will have been, duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and upon its execution and delivery the Stockholder Agreement will constitute, legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) or any applicable FDIA Limitations.
          SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Investor of this Agreement and the Stockholder Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Charter or Bylaws of the Investor, (b) conflict with or violate any Law or Governmental Order applicable to the Investor, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor is a party, which would adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Stockholder Agreement or could result in a Claim against, or Liability by, the Company or a Subsidiary.
          SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Investor of this Agreement and the Stockholder Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except the Governmental Approvals.
          SECTION 4.04. Investment Purpose. The Investor is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
          SECTION 4.05. Status of Shares; Limitations on Transfer and Other Restrictions. The Investor acknowledges and understands that (i) the Shares have not been and will not be registered under the Securities Act or under any state securities Laws (other than in accordance with the Stockholder Agreement) and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) such exemption depends in part upon, and such Shares are being sold in reliance on, the representations and warranties set forth in this Article IV, (iii) the Investor may have to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities Laws or unless an exemption from such registration is available, (iv) the Shares will be subject to certain restrictions on transfer and voting, as set forth in the Stockholder Agreement, and (v) a restrictive legend in the form set forth in the Stockholder Agreement shall be placed on all certificates evidencing the Shares.
          SECTION 4.06. Sophistication and Financial Condition of the Investor. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Shares. The Investor has been provided an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.
          SECTION 4.07. Available Funds. The Investor has, or will have on or prior to the Closing, sufficient funds in its possession to permit it to acquire and pay for the Shares to be purchased by it and to perform its obligations under this Agreement.
          SECTION 4.08. Litigation. No Action by or against the Investor is pending or, to the knowledge of the Investor after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement or the Stockholder Agreement or the consummation of the transactions contemplated hereby or thereby.
          SECTION 4.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor.
ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.01. Conduct of Business Prior to the Closing. The Company covenants and agrees that, except as set forth in Section 5.01 of the Disclosure Schedule, between the date hereof and the time of the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice. Without limiting the generality of the foregoing, the Company covenants and agrees that between the date hereof and the time of the Closing, without the prior written consent of the Investor, neither the Company nor any Subsidiary will:
     (a) adopt or propose any change in its Articles of Incorporation or Bylaws;
     (b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;
     (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

     (d) issue or sell any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, other than pursuant to the Stock Option Plans or pursuant to employee stock options that are outstanding at the date hereof or that are granted after the date hereof in the ordinary course of business consistent with past practice;
     (e) knowingly take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate at, or as of any time prior to, the Closing;
     (f) knowingly omit or agree to omit to take any action necessary to prevent any such representation or warranty from being inaccurate at any such time; or
     (g) agree or commit to do any of the foregoing.
          SECTION 5.02. Taxes. (a) From the date of this Agreement and through the Closing, the Company shall not, and shall not permit the Subsidiaries to, without the prior written consent of the Investor (such consent not to be unreasonably withheld or delayed): (i) make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes, or (ii) make, change or rescind any material Tax election, (iii) settle or compromise any material Tax liability, (iv) waive or extend the statute of limitations in respect of Taxes, in each case except as required by Law or where such action was taken in the ordinary course of business consistent with past practice, or (v) acquire any Tax credits.
          (b) From the date of this Agreement and through the Closing, the Company shall, and shall cause the Subsidiaries to: (i) prepare and file all Tax Returns (“Post-Signing Returns”) required to be filed by their respective due dates, (ii) timely pay all Taxes shown to be due and payable on such Post-Signing Returns, (iii) timely pay all Taxes that are not self-imposed, and (iv) promptly notify the Investor of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters).
          (c) At the request of the Investor, the Company and the Subsidiaries shall provide the Investor with access to and the right to copy such documents (including Tax Returns of the Company or any Subsidiary), and shall provide such other information, as are reasonably necessary to allow the Investor to determine and report the Tax consequences of ownership of the Shares and to prepare any applicable Tax Returns or other required filings of the Investor or its Affiliates.
          (d) At the request of the Investor, the Company or any Subsidiary shall make, change or revoke a Tax election or take other similar actions to the extent that such election or action relates to or otherwise affects the Investor and would not adversely affect the Company, any Subsidiary or any other stockholders of the Company, as determined by the Investor and the Company acting in good faith.
          (e) From the date of this Agreement, except as required by Law, the Company and the Subsidiaries will not, without the prior consent of the Investor, amend any Tax Returns for the 2004 taxable year or any prior taxable year to reflect changes related to the restatement of the Company’s financial statements described in the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2004. From the date of this Agreement, except as required by Law, the Company and the Subsidiaries will not, without the prior consent of the Investor, amend any Tax Returns for the 2005 taxable year to reflect changes related to the restatement of the Company’s financial statements described in the Company’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2004 unless the amendment would not have a material affect on the Tax liability of the Company and the Subsidiaries.
          SECTION 5.03. Access to Information. From the date of this Agreement and through the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel, and shall cause the Subsidiaries and each of the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Investor reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or their respective businesses and (b) furnish to the officers, employees, agents, accountants, counsel, and representatives of the Investor such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and their respective businesses (or legible copies thereof) as the Investor may from time to time reasonably request; provided, however, that neither the Company nor any of the Subsidiaries will be required to give anyone acting for or on behalf of the Investor any of the information specifically identified on Annex I to the Stockholder Agreement.
          SECTION 5.04. Confidentiality. This Section 5.04 supersedes the confidentiality agreement, dated March 16, 2006, between the Company and the Investor, which is hereby terminated and of no further force or effect. From the date hereof until the Closing, the Investor agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to or use for any purpose other than with regard to its decision to purchase the Shares) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans, information regarding particular customers and all other confidential or proprietary information with respect to the Company, each Subsidiary and their respective businesses, (b) in the event that the Investor or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Company with prompt written notice of such requirement so that the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 5.04, and (c) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 5.04, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Investor, its agents, representatives, Affiliates, employees, officers or directors.
          SECTION 5.05. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the Investor and the Company shall use its reasonable best efforts to obtain (or to enable the other of them or the Subsidiaries to obtain) all the Government Approvals and all other authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance by the Company or the Investor of its obligations pursuant to this Agreement and the Stockholder Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly all appropriate filings and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with obtaining the Government Approvals and all such other authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary with respect to the transactions contemplated by this Agreement and the Stockholder Agreement. In addition, each party hereto shall, with respect to the transactions contemplated hereby and to the extent permitted by Law or by the applicable Governmental Authority: (a) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of), any communications from or with any Governmental Authority (other than OSFI), (b) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Authority (other than OSFI), (c) participate in any meeting or communication with any such Governmental Authority (other than OSFI), (d) furnish the other with copies of all filings and communications between it and any such Governmental Authority (other than OSFI). Notwithstanding any of the foregoing, neither the Investor nor the Company shall be required to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, closure or disposition of any of its assets, properties or businesses in order to obtain any Governmental Approvals or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding.
          SECTION 5.06. Notice of Developments. Prior to the Closing, (a) the Company shall promptly notify the Investor in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue or incorrect in a material respect and (b) the Investor shall promptly notify the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Investor in this Agreement or which could have the effect of making any representation or warranty of the Investor in this Agreement untrue or incorrect in a material respect.
          SECTION 5.07. No Solicitation or Negotiation. (a) The Company agrees that, during the period commencing on the date hereof and ending upon the Closing or the earlier termination of this Agreement (the “No Solicit Period”), neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will cause its and the Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Acquisition Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for an Acquisition Transaction, or (iii) agree to, approve, endorse or recommend any Acquisition Transaction or enter into any letter of intent or contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of the Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Subsidiaries, to take any such action. During the No Solicit Period, the Company shall notify the Investor as promptly as practicable (and in any event within one (1) day after any Company Representative is aware or knows thereof), orally and in writing (the “Acquisition Notice”), if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding an Acquisition Transaction is made, specifying the material terms and conditions thereof and the identity of the Person making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Transaction. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
          (b) An “Acquisition Transaction” means any of the following (other than the transactions contemplated by this Agreement) in one transaction or a series of related transactions: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Significant Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition to a Person of assets or businesses that constitute or represent 10% or more of the total revenue, operating income or assets of the Company and the Subsidiaries, taken as a whole; (iii) any sale, issuance, exchange, transfer or other disposition by the Company or any Subsidiary to a Person of 5% or more of the outstanding Common Stock (including, both in the determination of the number of shares of Common Stock that are being issued and the number of shares of Common Stock that are outstanding, Common Stock issuable on exercise, conversion or exchange of options, warrants or exercisable, convertible or exchangeable securities); or (iv) any tender offer or exchange offer for Common Stock or securities that are, or may become, convertible into or exchangeable or exercisable for Common Stock.
          (c) If the Company has received and determines to pursue an unsolicited, written, bona fide proposal or offer from any Person to effect an Acquisition Transaction, provided such Acquisition Transaction is a merger, consolidation, share exchange or other business combination or a tender offer or exchange offer for more than 50% of the outstanding Common Stock (a “Third Party Offer”), the Company shall notify the Investor in writing as promptly as practicable after having made such determination (which notice shall specify the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments)) (the “Determination Notice”). The Investor shall then have five Business Days (the “Counteroffer Period”) following the date that such Determination Notice is received by the Investor to notify the Company in writing if it wishes to make an offer for an Acquisition Transaction, which notice shall include the form and amount of consideration and the structure of the Acquisition Transaction proposed by the Investor (the “Investor Offer”). After the expiration of the Counteroffer Period, if (i) the Company has not received an Investor Offer or (ii) the Board has determined, in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation), that such Third Party Offer constitutes a Superior Proposal (as defined below), then, notwithstanding anything to the contrary in Sections 5.01 and 5.07(a), the Board may furnish information to, and enter into discussions with, the Person who has made such Third Party Offer and the Company shall be free thereafter (without liability to the Investor) to enter into a definitive agreement regarding the Third Party Offer with such Person.
          (d) A “Superior Proposal” means a Third Party Offer that the Board determines, in its good faith judgment (after consultation with a financial advisor of internationally recognized reputation), to be (i) more favorable to the stockholders of the Company from a financial point of view than the Investor Offer and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Third Party Offer; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not highly likely to be obtained.
          SECTION 5.08. Authorization for Listing. The Company shall cause the Shares to be authorized for listing on the New York Stock Exchange upon notice of issuance prior to Closing.
          SECTION 5.09. Security Interest. The Company shall use its reasonable best efforts, including, if necessary, taking legal action to enforce its rights under that certain Credit Agreement, effective as of May 25, 2006 (the “Credit Agreement”), between Doral Financial Corporation (“Doral”) and the Bank, to cause Doral to keep all proceeds relating to the Collateral (as such term is defined in the Master Pledge and Security Agreement, effective as of May 25, 2006, between Doral and the Bank) in a separate, identified account until such time as Doral makes a payment to the Company equal to the amount of such proceeds pursuant to the Credit Agreement.
          SECTION 5.10. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all reasonably appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be reasonably required to carry out the provisions of this Agreement and the Stockholder Agreement to which it is a party and to consummate and make effective the transactions contemplated hereby and thereby, including that the Company shall use reasonable efforts to cause the conditions set forth in Section 6.02 to be satisfied and that the Investor shall use reasonable efforts to cause the conditions set forth in Sections 6.01(a), 6.01(b) and 6.01(c) to be satisfied; provided, however, that neither party shall be required to take any action to the extent that any provision of this Agreement, including the last sentence of Section 5.05, states that the party is not required to take such action.

ARTICLE VI
CONDITIONS TO CLOSING
          SECTION 6.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Investor contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, (ii) the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects, and (iii) the Investor will have delivered to the Company a certificate of a duly authorized officer certifying to the matters set forth in this Section 6.01(a).
     (b) Government Approvals. The Government Approvals and all other authorizations, consents, orders and approvals of all Governmental Authorities that are necessary for the performance by the Company of its obligations pursuant to this Agreement and the Stockholder Agreement shall have been obtained on terms reasonably acceptable to the parties hereto; and
     (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Company or the Investor seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Company, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that this Section 6.01(c) shall not apply if the Company has directly or indirectly solicited or encouraged any such Action.
     (d) Authorization for Listing. The Shares will have been authorized for listing on the New York Stock Exchange upon notice of issuance.
          SECTION 6.02. Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement (x) that are not qualified by “materiality”, “material adverse effect” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality”, “material adverse effect” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except in each instance to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not (A) have, individually or in the aggregate, a Material Adverse Effect, (B) prevent the Company from consummating the transactions contemplated by this Agreement or the Stockholder Agreement or (C) materially impair the Company’s ability to perform its obligations under this Agreement or the Stockholder Agreement and (ii) the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, and (iii) the Company will have delivered to the Investor a certificate of a duly authorized officer certifying to the matters set forth in this Section 6.02(a);
          (b) Government Approvals. The Government Approvals and all other authorizations, consents, orders and approvals of all Governmental Authorities that are necessary for the performance by the Investor of its obligations pursuant to this Agreement and the Stockholder Agreement shall have been obtained on terms reasonably acceptable to the parties hereto;
          (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Company or the Investor seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Investor, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect;
          (d) Legal Opinion. The Investor shall have received from Clifford Chance US LLP (which, to the extent it involves matters of Puerto Rican Law, may be given in reliance in an opinion of Martinez, Odell & Calabria) a written legal opinion, addressed to the Investor and dated as of the date of the Closing, which shall be in such form and to such effect as is customary in connection with the private placement of securities by public companies;
          (e) Certain Doral Matters. Doral shall not have commenced, and shall not have had commenced against it, on or prior to March 19, 2007, a case under title 11 of the United States Code; and
          (f) No Material Adverse Effect. There shall not exist, and no event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have had, or would be likely to have, a Material Adverse Effect or an Adverse Reputational Effect.

ARTICLE VII
INDEMNIFICATION
          SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of the Company contained in this Agreement and the Stockholder Agreement shall survive the Closing until the later of (i) the second anniversary of the Closing and (ii) the date on which the Company has filed all reports and other documents required to be filed in order to be in compliance with, and current under, the reporting requirements of the Exchange Act; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01(a), 3.03 and 3.33 shall survive indefinitely, and (ii) the representations and warranties in Section 3.19 shall survive until 120 days after the expiration of the relevant statute of limitations for the Tax liabilities in question. Neither the period of survival nor the liability of the Company with respect to the Company’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Investor. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Investor to the Company, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          (b) The representations and warranties of the Investor contained in this Agreement and the Stockholder Agreement shall survive the Closing until the second anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 4.04, 4.05, 4.06 and 4.09 shall survive indefinitely. Neither the period of survival nor the liability of the Investor with respect to the Investor’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Company. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Company to the Investor, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          SECTION 7.02. Indemnification by the Company. The Investor and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Investor Indemnified Party”) shall be indemnified and held harmless by the Company for and against any and all Liabilities, Taxes, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”) arising out of or resulting from:
     (a) the breach of any representation or warranty made by the Company contained in this Agreement or the Stockholder Agreement (it being understood that such representations and warranties shall be interpreted without giving any effect to any limitations or qualifications as to “materiality” (including the word “material”), “material adverse effect” or “Material Adverse Effect” set forth therein);
     (b) the breach of any covenant or agreement by the Company contained in this Agreement or the Stockholder Agreement (other than any such breach that takes place, and is disclosed in reasonable detail in a separate written instrument delivered by the Company to the Investor, prior to the Closing, which written instrument specifically includes an acknowledgement by the Company that (i) the closing condition set forth in Section 6.02(a)(ii) has not been and cannot be satisfied, and that the Investor is not required to consummate the Closing, as a result of such breach (ii) the Investor shall have the right to terminate this Agreement pursuant to Section 8.01(g) without any cost or liability to the Investor, and (iii) the Company waives and releases any right to commence any Action against the Investor if the Investor determines not to consummate the Closing and/or terminates the Agreement as a result thereof);
     (c) any and all Taxes (or the non-payment thereof) of the Company or any Subsidiary for all taxable periods (or portions thereof) ending on or before the date of the Closing; or
     (d) any and all Losses suffered or incurred by the Investor, the Company or any Subsidiary arising out of or resulting from the Indemnified Litigation; provided, however, that the Investor Indemnified Parties shall only be indemnified and held harmless by the Company for and against Losses resulting from amounts paid, agreed to be paid or obligated to be paid by the Company arising out of or related to the Indemnified Litigation to the extent that such amounts exceed $90 million in the aggregate (and any Investor’s Loss relating to any amount paid by the Company will be the Investor’s proportionate share of such amount, based on the percentage that the number of Shares owned by the Investor is of all of the outstanding Shares, grossed up as provided in the following paragraph).
The parties acknowledge and agree that the items set forth in Section 3.19 of the Disclosure Schedule are set forth solely for purposes of responding to the representations and warranties in Article III of this Agreement and shall have no effect on the right of an Investor Indemnified Party to be indemnified and held harmless for any Loss pursuant to Section 7.02(c) hereof.
In determining the amount of any Losses suffered by the Investor for which it is entitled to indemnification hereunder, such Losses shall be grossed up to reflect the fact that as a shareholder of the Company the Investor will be indirectly paying a portion of such Losses to itself pursuant to the indemnity provisions hereunder so that after grossing-up such Losses, the amount paid to the Investor pursuant to the indemnity provisions hereunder net of the amount which the Investor is indirectly paying to itself will be equal to the Losses suffered by the Investor. To the extent that the Company’s undertakings set forth in this Section 7.02 may be unenforceable, the Company shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Investor Indemnified Parties.
          SECTION 7.03. Indemnification by the Investor. The Company and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) shall be indemnified and held harmless by the Investor for and against any and all Losses, arising out of or resulting from:
     (a) the breach of any representation or warranty made by the Investor contained in this Agreement or the Stockholder Agreement; or

     (b) the breach of any covenant or agreement by the Investor contained in this Agreement or the Stockholder Agreement (other than any such breach that takes place, and is disclosed in reasonable detail in a separate written instrument delivered by the Investor to the Company, prior to the Closing, which written instrument specifically includes an acknowledgement by the Investor that (i) the closing condition set forth in Section 6.01(a)(ii) has not been and cannot be satisfied, and that the Company is not required to consummate the Closing, as a result of such breach (ii) the Company shall have the right to terminate this Agreement pursuant to Section 8.01(g) without any cost or liability to the Company, and (iii) the Investor waives and releases any right to commence any Action against the Company if the Company determines not to consummate the Closing and/or terminates the Agreement as a result thereof).
To the extent that the Investor’s undertakings set forth in this Section 7.03 may be unenforceable, the Investor shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Company Indemnified Parties.
          SECTION 7.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except with respect to any claims relating to a breach or breaches of the representations and warranties contained in Sections 3.01(a), 3.03, 3.19, 3.33, 4.04, 4.05, 4.06 or 4.09 hereof: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02(a) or 7.03(a), unless and until the aggregate amount of indemnifiable Losses which have or may be recovered from the Indemnifying Party pursuant to Section 7.02(a) or 7.03(a) equals or exceeds 2% of the Aggregate Purchase Price (the “Deductible”), whereupon the Indemnifying Party shall be entitled to indemnification for the amount of the excess and (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 7.02(a) or 7.03(a), as the case may be, shall be an amount equal to 75% of the Aggregate Purchase Price (the “Cap”). Neither the Deductible nor the Cap shall apply to any claims to the extent relating to a breach or breaches of the representations and warranties contained in Sections 3.01(a), 3.03, 3.33, 4.04, 4.05, 4.06 or 4.09 hereof and the Deductible, but not the Cap, shall apply to any claims to the extent relating to a breach of the representations and warranties contained in Section 3.19 hereof. For purposes of calculating whether the Deductible or the Cap has been, or will be, exceeded, the Company and the Investor acknowledge and agree to exclude from any such calculation any and all Losses paid, payable or indemnifiable to any Investor Indemnified Party as a result of the gross up of Losses contemplated by the last paragraph of Section 7.02 hereof.
          SECTION 7.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party seeking indemnification under this Agreement shall give the Indemnifying Party notice of the matter for which it is seeking indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
          (b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party (except that no Indemnifying Party will be required to pay the costs of more than one counsel for all the Indemnified Parties with regard to a Third Party Claim). In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party unless the settlement involves only the payment of money, with no admission of wrongdoing by the Indemnified Party, and includes a full release of the Indemnified Party.
          SECTION 7.06. Tax Treatment. The parties shall treat any indemnification payments made under this Agreement as an adjustment to the Aggregate Purchase Price for Tax purposes, unless otherwise required by applicable Law, and all such payments shall be paid free and clear of any Tax deduction or withholding; provided that if any such deduction or withholding is required, the amount of any such payment shall be increased by such additional amount as is necessary to ensure that the net amount received is equal to the amount which would have been received had the payment in question not been subject to any deductions or withholdings.

ARTICLE VIII
TERMINATION
          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by the Investor if, between the date hereof and the Closing: (i) a Material Adverse Effect or an Adverse Reputational Effect has occurred, (ii) the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Subsidiary that is responsible for more than 5% of the consolidated revenues, earnings or assets of the Company and the Subsidiaries seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization, or (iii) a Person acquires more than 50% of the outstanding Common Stock;
     (b) by the Investor, if (i) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within 20 days after the Company receives written notice thereof from the Investor (or such shorter period between the date of such notice and the Closing) and (iii) such breach or misrepresentation would cause the condition set forth in Section 6.02(a) not to be satisfied;
     (c) by the Company, if (i) the Investor shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within 20 days after the Investor receives written notice thereof from the Company (or such shorter period between the date of such notice and the Closing) and (iii) such breach or misrepresentation would cause the condition set forth in Section 6.01(a) not to be satisfied;
     (d) by either the Company or the Investor if the Closing shall not have occurred by July 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
     (e) by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
     (f) by the mutual written consent of the Company and the Investor; or
     (g) by the Investor or the Company pursuant to Section 7.02(b) or 7.03(b), as applicable.

          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 5.04 and 9.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement that occurred before such termination.
ARTICLE IX
GENERAL PROVISIONS
          SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that if the Company enters into a definitive agreement with a Person regarding a Third Party Offer and the Investor terminates this Agreement pursuant to Section 8.01(a)(iii), the Company shall reimburse all costs and expenses up to $2 million in the aggregate, including fees and disbursements of counsel, financial advisors and accountants, incurred by the Investor in connection with this Agreement and the transactions contemplated by this Agreement.
          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or electronic mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
          (a) if to the Company:
First BanCorp.
1519 Ponce De León Ave
San Juan, Puerto Rico 00908
Facsimile: (787) 753-8402
Email: lawrence.odell@firstbankpr.com
Attention: General Counsel
with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Facsimile: (212) 878-8375
Email: david.bernstein@cliffordchance.com
Attention: David Bernstein

          (b) if to the Investor:
The Bank of Nova Scotia
44 King Street West, 6th Fl.
Toronto, Canada M5H 1H1
Facsimile: (416) 866-5903
Email: andres.cruells@scotiabank.com
Attention: Andres Cruells
with a copy to:
The Bank of Nova Scotia
44 King Street West, 6th Fl.
Toronto, Canada M5H 1H1
Facsimile: (416) 866-5903
Email: tim.hayward@scotiabank.com
Attention: Tim Hayward
and to:
The Bank of Nova Scotia
44 King Street West, 6th Fl.
Toronto, Canada M5H 1H1
Facsimile: (416) 866-5090
Email: deborah.alexander@scotiabank.com
Attention: Deborah Alexander
and to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: (212) 848-7179
Email: spetepiece@shearman.com
Attention: Scott Petepiece
and to:
McCarthy Tétrault LLP
Suite 4700
Toronto Dominion Bank Tower
Toronto, Canada M5K 1E6
Facsimile: (416) 868-0673
Email: iarellan@mccarthy.ca
Attention: Ian W. Arellano
          SECTION 9.03. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or which refer to the other party hereto or otherwise communicate with any news media regarding any of the foregoing without, to the extent practicable, the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication. However, nothing in this Section will prevent any party from issuing any press release or making any filing when required by Law or by the rules of any securities exchange on which securities of the party or an Affiliate are listed.
          SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          SECTION 9.05. Entire Agreement. This Agreement and the Stockholder Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Investor with respect to the subject matter hereof and thereof.
          SECTION 9.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and the Investor (which consent may be granted or withheld in the sole discretion of the Company or the Investor) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Investor may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Investor without the consent of the Company and this Agreement may be assigned by operation of law to any successor by merger of either the Investor or the Company.
          SECTION 9.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and the Investor or (b) by a waiver in accordance with Section 9.08.
          SECTION 9.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party that is giving the waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
          SECTION 9.09. No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to any principles of conflicts of Laws that would apply the Laws of any other jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          SECTION 9.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.
          SECTION 9.12. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
          SECTION 9.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
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          IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIRST BANCORP
By:	/s/ Luis Beauchamp
	Name:	Luis Beauchamp
	Title:	President & CEO

THE BANK OF NOVA SCOTIA
By:	/s/ T.P. Hayward
	Name:	T.P. Hayward
	Title:	EVP & CAO, Int’l Banking

Investment Agreement Signature Page